CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement of ICM Series Trust on Form N-1A (the "Registration Statement") of our report dated February 17, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of ICM/Isabelle Small Cap Value Fund, a series of ICM Series Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Experts", and "Independent Registered Public Accounting Firm" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
April 27, 2005